PRESS RELEASE

FOR IMMEDIATE RELEASE

                                     CONTACT:
                                     William S. Johnson
                                     Vice President and Chief Financial Officer
                                     Cabot Microelectronics Corporation
                                     630/375-6631



                     CABOT MICROELECTRONICS REPORTS RESULTS
                         FOR FOURTH FISCAL QUARTER 2003

AURORA, IL, October 23, 2003 - Cabot Microelectronics Corporation (Nasdaq:
CCMP), the leading supplier of chemical mechanical planarization (CMP) polishing slurries to the semiconductor industry, today reported financial results for its fourth fiscal quarter and for the year ended September 30, 2003.

Total revenue for the fourth fiscal quarter of 2003 was $67.9 million, up 5.6% on a sequential basis from $64.3 million in the prior quarter and up 4.0% from $65.3 million in the fourth quarter a year ago. The sequential increase is principally due to the absence of the $3.7 million adverse revenue impact the Company experienced in the prior quarter as it transitioned from a distributor to direct sales in Europe and Southeast Asia.

Overall revenue from the sale of slurries for polishing IC devices remained stable. However, after two consecutive quarters of double digit growth in revenue from the sale of slurry for polishing copper interconnects, this quarter saw a 7.9 % decrease from the record level last quarter. The decrease is primarily due to yield and efficiency gains captured by key customers in their manufacturing processes that reduced their slurry consumption, as well as a draw down of slurry inventory by several customers. Revenue from the sale of slurries for polishing tungsten and oxide, combined, increased sequentially by 10.4%.



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CABOT MICROELECTRONICS REPORTS RESULTS FOR FOURTH FISCAL
  QUARTER 2003.......................................................PAGE 2 OF 5


Gross profit of $34.4 million in the fourth fiscal quarter was up sequentially from $32.9 million. During the quarter the Company recorded a $2.0 million charge related to the minimum purchase obligation of a raw material supply agreement for a polishing pad technology that was previously under development but is no longer being pursued. This supply obligation is associated with an older technology, unrelated to the Company's current pad strategy. As a percentage of revenue, gross profit of 50.7% was lower than last quarter's 51.2% as the effects of the minimum purchase obligation charge more than offset the positive effects of lower manufacturing costs and an improved product mix. Gross profit in the year ago quarter was $33.3 million, which represented 51.1% of revenue.

Operating expenses of $20.5 million, consisting of research and development (R&D), selling and marketing, and general and administrative expenses, were up sequentially $2.2 million, and were $3.9 million higher than the year ago quarter. These increases were mainly due to higher R&D spending on new product development, which is consistent with the Company's strategy of investing to maintain its technology leadership. Increased staffing, technology license agreement costs and higher development lab expenses contributed to the increase in R&D spending. Selling and marketing costs increased to strengthen our customer support.

Net income for the quarter was $9.6 million, compared to $9.8 million in the previous quarter and $11.5 million in the year ago quarter. Diluted earnings per share were $0.39 this quarter, compared to $0.40 in the previous quarter and $0.47 in the year ago quarter. Included in net income and diluted earnings per share in the quarter was a charge of $1.3 million, net of taxes, or $0.05 per share, related to the minimum purchase obligation.

For the 2003 fiscal year, revenues were $251.7 million, up 7.0% from fiscal 2002. Net income of $37.7 million in fiscal 2003 was down 7.3% from fiscal 2002. Diluted earnings per share in fiscal 2003 were $1.53 compared to $1.66 in fiscal 2002.

"We are pleased we were able to grow revenue again this year despite the difficult semiconductor industry environment," stated Dr. Matthew Neville, Cabot Microelectronics' Chairman and CEO. "We remain optimistic about the compelling growth drivers for CMP. As a result of our continued investments in R&D, operations excellence and customer support initiatives, we believe we are well positioned for the future in this challenging and competitive industry."

CONFERENCE CALL

Cabot Microelectronics' quarterly earnings conference call will be held today at 9:00 a.m. Central Time. The live conference call and a subsequent replay will be available via webcast at www.cabotcmp.com. Access to the live call is




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CABOT MICROELECTRONICS REPORTS RESULTS FOR FOURTH FISCAL
  QUARTER 2003.......................................................PAGE 3 OF 5


also available by phone at 800-923-0061, access code 7436284. Callers outside of the U.S. can dial 706-634-5545. For assistance, call 630-499-2600. This press release, as well as the transcript of the formal comments made during the conference call, will be available in the Investor Relations section of the company's web site at www.cabotcmp.com.

ABOUT CABOT MICROELECTRONICS

Cabot Microelectronics Corp., headquartered in Aurora, Ill., is the leading supplier of CMP slurries for polishing various materials used in semiconductor manufacturing processes. These products enable manufacturers of integrated circuits to make smaller, faster and more complex devices and improve their production processes. For more information about Cabot Microelectronics, visit www.cabotcmp.com or call 630-499-2600.

SAFE HARBOR STATEMENT

This news release may include statements that constitute "forward-looking statements" within the meaning of federal securities regulations. These forward-looking statements include statements related to future sales and operating results, company and industry growth and trends, growth of this market, international events, new product introductions and development of new products and technologies by Cabot Microelectronics. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the Securities and Exchange Commission (SEC), that could cause the actual results to differ materially from those described by these forward-looking statements. In particular, see "Risks Relating to Our Business" in Management's Discussion and Analysis in our quarterly report on Form 10-Q for the quarter ended June 30, 2003, and our Annual Report on Form 10-K for the fiscal year ended September 30, 2002, both filed with the SEC. Cabot Microelectronics Corporation assumes no obligation to update this forward-looking information.

                                       ###

[Tables to follow]




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
CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)


                                                                     Quarter Ended                    Twelve Months Ended
                                                        ---------------------------------------    -------------------------
                                                         Sept. 30,     June 30,     Sept. 30,       Sept. 30,    Sept. 30,
                                                           2003          2003          2002           2003          2002
                                                        -----------   -----------  ------------    -----------  ------------
     Revenue                                               $67,903       $64,288       $65,264       $251,665      $235,165

     Cost of goods sold                                     33,458        31,360        31,946        124,269       113,067
                                                        -----------   -----------  ------------    -----------  ------------

           Gross profit                                     34,445        32,928        33,318        127,396       122,098

     Operating expenses:

        Research and development                            12,469        10,803        10,102         41,516        33,668

        Selling and marketing                                3,338         2,751         2,469         11,221         9,667

        General and administrative                           4,607         4,655         3,917         18,225        17,458

        Litigation settlement                                    -             -             -              -         1,000

        Amortization of intangibles                             85            85            74            340           345
                                                        -----------   -----------  ------------    -----------  ------------

           Total operating expenses                         20,499        18,294        16,562         71,302        62,138
                                                        -----------   -----------  ------------    -----------  ------------

     Operating income                                       13,946        14,634        16,756         56,094        59,960

     Other income (expense), net                              (111)           46            71            (27)          763
                                                        -----------   -----------  ------------    -----------  ------------

     Income before income taxes                             13,835        14,680        16,827         56,067        60,723

     Provision for income taxes                              4,186         4,918         5,377         18,334        20,038
                                                        -----------   -----------  ------------    -----------  ------------

           Net income                                      $ 9,649       $ 9,762       $11,450        $37,733       $40,685
                                                        ===========   ===========  ============    ===========  ============


Basic earnings per share                                     $0.39         $0.40         $0.47          $1.55         $1.68
                                                        ===========   ===========  ============    ===========  ============

Weighted average basic shares outstanding                   24,591        24,389        24,231         24,401        24,160
                                                        ===========   ===========  ============    ===========  ============


Diluted earnings per share                                   $0.39         $0.40         $0.47          $1.53         $1.66
                                                        ===========   ===========  ============    ===========  ============

Weighted average diluted shares outstanding                 25,049        24,639        24,501         24,665        24,565
                                                        ===========   ===========  ============    ===========  ============

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

                                                                                 September 30,         September 30,
                                                                                     2003                  2002
                                                                               -----------------     -----------------
                          ASSETS:

Current assets:
     Cash and cash equivalents                                                        $ 111,318              $ 69,605
     Accounts receivable, net                                                            37,564                26,082
     Inventories, net                                                                    22,906                21,959
     Other current assets                                                                 6,416                 5,637
                                                                               -----------------     -----------------
        Total current assets                                                            178,204               123,283

Property, plant and equipment, net                                                      133,695               132,264
Other long-term assets                                                                    2,810                 2,838
                                                                               -----------------     -----------------
        Total assets                                                                  $ 314,709             $ 258,385
                                                                               =================     =================


        LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
     Accounts payable                                                                  $ 12,521              $ 11,748
     Capital lease obligations                                                            1,716                 1,585
     Accrued expenses, income taxes payable and other current liabilities                14,679                17,238
                                                                               -----------------     -----------------
        Total current liabilities                                                        28,916                30,571

Long-term debt                                                                                -                 3,500
Capital lease obligations                                                                 7,452                 8,865
Deferred income taxes and other long-term liabilities                                     7,476                 1,943
                                                                               -----------------     -----------------
        Total liabilities                                                                43,844                44,879

Stockholders' equity                                                                    270,865               213,506
                                                                               -----------------     -----------------
        Total liabilities and stockholders' equity                                    $ 314,709             $ 258,385
                                                                               =================     =================